UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2026

FRONTIER GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40304	46-3681866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, CO	80239
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 374-4550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value per share	ULCC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On October 29, 2026, the Boards of Directors of Frontier Group Holdings, Inc. (the “Company”) and Frontier Airlines, Inc. (“Frontier”), a wholly-owned subsidiary of the Company, appointed Michael Delehant as Executive Vice President, Chief Operating Officer, effective upon the commencement of his employment on November 30, 2026 (the “Start Date”).

Mr. Delehant, age 55, brings more than two decades of executive airline experience, with a track record of leadership, strategy and corporate transformation. From April 2021 to August 2026, Mr. Delehant served at Wizz Air Holdings Plc (“Wizz Air”), most recently as Group Managing Director from October 2024 to August 2026, overseeing Wizz Air’s operational and commercial activities. He previously served at Wizz Air as Executive Vice President and Group Chief Operations Officer from April 2021 to September 2024. Prior to joining Wizz Air, Mr. Delehant served as Chief Strategy and Network Officer of Vueling Airlines, S.A., from November 2016 to March 2021, and before that held a series of leadership positions at Southwest Airlines Co. from 2002 to 2016. Mr. Delehant holds a Bachelor of Arts in Psychology from the University of Michigan and an M.B.A. from Southern Methodist University.

In connection with his appointment, Frontier and Mr. Delehant entered into an employment letter agreement dated October 29, 2026 (the “Employment Letter”). Under the terms of the Employment Letter, Mr. Delehant will receive an annual base salary of $575,000 and his target annual cash bonus opportunity will be 90% of his base salary, pro-rated for 2026. The Board of Directors of the Company expects to grant to Mr. Delehant a long-term incentive award under the Company’s 2021 Incentive Award Plan (the “Equity Plan”) consisting of $1,000,000 restricted stock units of the Company. The award will vest as to 25% of the underlying shares on each anniversary of Mr. Delehant’s Start Date, subject to his continued employment, and subject to acceleration if Mr. Delehant’s employment is terminated without Cause (as defined in the Employment Letter) during the twelve months following a Change in Control (as defined in the Equity Plan). Mr. Delehant also will be eligible to receive an annual equity award with an estimated value of $1,000,000, vesting in three equal annual installments, subject to his continued employment.

Mr. Delehant will commute to the Denver area but is expected to establish residence in the Denver area by January 31, 2027. Frontier will reimburse Mr. Delehant up to $150,000 in relocation expenses, repayable if he fails to relocate to the Denver area or his employment terminates on or before November 30, 2027.

If Frontier Airlines terminates Mr. Delehant’s employment without Cause, he will be entitled to a lump sum cash payment equal to his annual base salary and target bonus, subject to certain conditions. If such termination occurs within twelve months following a Change in Control, or if Mr. Delehant resigns for Good Reason (as defined in the Employment Letter) during such period, he will instead be entitled a lump sum cash payment equal to two times his annual base salary and target bonus and full vesting of his outstanding unvested equity awards. He will also be entitled to certain flight benefits.

The foregoing description of the Employment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Letter, a copy of which will be filed as an exhibit to the Company’s next report under the Exchange Act.

There are no arrangements or understandings between Mr. Delehant and any other person pursuant to which he was appointed, no family relationships between Mr. Delehant and any director or executive officer of the Company, and, except as described in this Current Report, no transactions involving Mr. Delehant requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Other Officer Changes

On November 2, 2026, the Company and Frontier notified each of Trevor J. Stedke, Senior Vice President, Operations and Alexandre Clerc, Senior Vice President, Customers that his employment would be terminated, effective November 13, 2026, in each case pursuant to the terms of his respective employment letter as a termination without Cause (as defined therein).

Item 7.01.	Regulation FD Disclosure.

On November 2, 2026, the Company issued a press release announcing Mr. Delehant’s appointment as Executive Vice President, Chief Operating Officer and other personnel changes. A copy of the press release is furnished as Exhibit 99.1 to this Report.

The information furnished under this Item 7.01, including Exhibit 99.1 to this Report, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liabilities of that section, and shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Frontier Group Holdings, Inc., dated November 2, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER GROUP HOLDINGS, INC.

Date: November 2, 2026	By:	/s/ Howard M. Diamond
Name: Howard M. Diamond
Title: Executive Vice President, Legal and Corporate Affairs